Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FISCAL 2020 SECOND QUARTER RESULTS

NEW YORK, N.Y., February 7, 2020 - The Madison Square Garden Company (NYSE: MSG) today reported financial results for the fiscal second quarter ended December 31, 2019.

For the fiscal 2020 second quarter, the Company generated revenues of $628.8 million, a decrease of 1% as compared to the prior year quarter. The Company also generated operating income of $80.8 million, an increase of 3%, and adjusted operating income of $126.9 million, a decrease of 3%, both as compared to the prior year quarter.(1)(2) This primarily reflects growth at both the MSG Sports and MSG Entertainment segments, offset by higher expenses in Corporate and Other, mainly the result of the MSG Sphere initiative and the proposed spin-off of the Company’s Entertainment business, partially offset by a decrease in employee compensation and related benefits in Corporate.

Executive Chairman and CEO James L. Dolan said, “We are making significant progress in readying our Company for its next chapter as the proposed spin-off of our Entertainment business nears completion and MSG Sphere in Las Vegas continues to take shape. We remain confident that the execution of these strategic priorities, coupled with the ongoing strength of our underlying businesses, will set the stage for continued growth and long-term value creation for our shareholders.”

Results from Operations

Segment results for the quarters ended December 31, 2019 and 2018 are as follows:

	Revenues			Operating Income (Loss)			Adjusted Operating Income (Loss)
$ millions	F’Q2 2020	F’Q2 2019	% Change	F’Q2 2020	F’Q2 2019	% Change	F’Q2 2020	F’Q2 2019	% Change
MSG Entertainment	$312.7	$316.5	(1)%	$95.5	$93.3	2%	$103.6	$101.0	3%
MSG Sports	316.5	315.8	—%	49.2	41.8	18%	55.3	48.6	14%
Corporate and Other (3)	(0.4)	(0.2)	NM	(59.6)	(49.6)	(20)%	(31.9)	(19.2)	(66)%
Purchase accounting adjustments	—	—	NM	(4.3)	(7.2)	40%	—	—	NM

Total Company	$628.8	$632.2	(1)%	$80.8	$78.3	3%	$126.9	$130.4	(3)%

Note: Does not foot due to rounding

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)	The Company records Tao Group Hospitality’s operating results in its consolidated statements of operations on a three-month lag basis.
(3)

Corporate and Other primarily consists of i) unallocated corporate general and administrative costs, including professional fees for initiatives such as the Company’s proposed spin-off of its Entertainment business; ii) unallocated venue-related depreciation and amortization expense; iii) MSG Sphere personnel, content development and technology costs; and iv) inter-segment eliminations.

MSG Entertainment

For the fiscal 2020 second quarter, MSG Entertainment revenues of $312.7 million decreased 1%, as compared to the prior year period. This primarily reflects lower event-related revenues from concerts, as well as the impact of the wind-down of Obscura Digital’s third-party production business and the expiration of the booking agreement with the Wang Theatre. These decreases were mostly offset by higher event-related revenues from other events, higher revenues at Tao Group Hospitality and an increase in revenues for the Christmas Spectacular Starring the Radio City Rockettes production.

Fiscal 2020 second quarter operating income increased by $2.3 million to $95.5 million and adjusted operating income increased by $2.5 million to $103.6 million, both as compared to the prior year period. This primarily reflects lower direct operating expenses and selling, general and administrative expenses, partially offset by the decrease in revenues and, for operating income, by an increase in depreciation and amortization. The decrease in direct operating expenses was primarily due to lower concert-related expenses and lower Obscura Digital costs, partially offset by higher event-related expenses from other live events and higher Tao Group Hospitality costs. The decrease in selling, general and administrative expenses was primarily due to the absence of pre-opening venue expenses that were recorded in the prior year quarter and lower costs related to Obscura Digital, partially offset by higher employee compensation and related benefits.

MSG Sports

For the fiscal 2020 second quarter, MSG Sports revenues of $316.5 million increased less than 1% as compared to the prior year period. This reflects higher league distributions and local media rights fees from MSG Networks Inc., along with other net revenue increases, mostly offset by lower revenues from other live sporting events and a decrease in sponsorship and signage revenue.

Fiscal 2020 second quarter operating income increased by $7.3 million to $49.2 million and adjusted operating income increased by $6.7 million to $55.3 million, both as compared to the prior year period. This primarily reflects lower direct operating expenses, partially offset by higher selling, general and administrative expenses. The decrease in direct operating expenses was primarily due to a $23.1 million decrease in net provisions for certain team personnel transactions, partially offset by higher team compensation, revenue sharing and luxury tax expense, and other team operating expenses. The increase in selling, general and administrative expenses was primarily due to higher employee compensation and related benefits.

Corporate and Other

For the fiscal 2020 second quarter, Corporate and Other’s operating loss of $59.6 million and adjusted operating loss of $31.9 million increased by $9.9 million and $12.7 million, respectively, both as compared with the prior year period. The increased loss reflects higher expenses related to the MSG Sphere initiative, which include increases in personnel, content development and technology costs, as well as expenses related to the proposed spin-off the Company’s Entertainment business, partially offset by a decrease in employee compensation and related benefits in Corporate.

MSG Sphere at The Venetian

The Company has made significant progress on MSG Sphere at The Venetian, its state-of-the-art entertainment venue currently under construction in Las Vegas.

The Company expects the venue to have a number of significant revenue streams, including a wide variety of content such as attractions, concert residencies, corporate and select sporting events, as well as sponsorship and premium hospitality opportunities. As a result, the Company anticipates that, after opening, MSG Sphere at The Venetian will generate substantial revenue and adjusted operating income on an annual basis.

For the past six months, the Company has conducted an extensive amount of work on examining the underlying assumptions for both the venue’s construction and design. During that process, the Company identified significant savings relative to its general contractor’s initial benchmark estimate for hard construction costs, while further developing the venue’s design and making important enhancements, including to the immersive technologies. While these design changes expanded the overall scope of work and required the Company to reinvest a portion of the identified cost savings, the Company believes the changes will greatly improve the venue, along with the overall guest experience. This substantial progress has also significantly advanced the project — which has moved from the schematic design phase to detailed construction drawings — providing a better foundation for estimating costs.

As a result, the Company’s current cost estimate for building MSG Sphere at The Venetian, inclusive of core technology and soft costs, is approximately $1.66 billion. This cost estimate is net of $75 million Las Vegas Sands Corp. has agreed to pay to defray certain construction costs and also excludes significant capitalized and non-capitalized costs for items such as content creation, internal labor costs, and furniture and equipment. Relative to the Company’s current cost estimate, actual construction costs for MSG Sphere at The Venetian incurred through December 31, 2019 were approximately $248 million, which is net of $37.5 million received from Las Vegas Sand Corp. in September 2019. MSG’s goal is to open MSG Sphere at The Venetian in calendar year 2021.

While the Company plans to self-fund the construction of MSG Sphere at The Venetian, the Company’s intention for any future venues is to explore other options, including non-recourse debt financing, joint ventures, equity partners, and a managed venue model.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment experiences. The company presents or hosts a broad array of premier events in its diverse collection of iconic venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; and The Chicago Theatre. Other MSG properties include legendary sports franchises: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams - the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, MSG’s NBA 2K League franchise. In addition, the Company features the popular original production - the Christmas Spectacular Starring the Radio City Rockettes - and through Boston Calling Events, produces New England’s preeminent Boston Calling Music Festival. Also under the MSG umbrella is Tao Group Hospitality, a world-class hospitality group with globally-recognized entertainment, dining and nightlife brands including Tao, Marquee, Lavo, Avenue, Beauty & Essex and Cathédrale. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits, 4) gains or losses on sales or dispositions of businesses and 5) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income (loss) are appropriate measures for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns EVP and Chief Communications Officer The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Senior Vice President, Investor Relations & Treasury The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 8:30 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 7899450

Conference call replay number is 855-859-2056 / Conference ID Number 7899450 until February 14, 2020

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Revenues	$628,805	$632,187	$843,587	$850,322
Direct operating expenses	371,338	386,809	503,802	510,718
Selling, general and administrative expenses	148,414	136,935	291,059	252,256
Depreciation and amortization	28,211	30,166	57,202	59,856

Operating income (loss)	80,842	78,277	(8,476)	27,492
Other income (expense):
Earnings (loss) in equity method investments	(1,170)	9,487	(2,643)	20,012
Interest income	6,269	6,899	13,585	14,073
Interest expense	(1,715)	(5,176)	(3,556)	(9,209)
Miscellaneous income (expense), net	9,299	(12,863)	14,377	(9,096)

Income from operations before income taxes	93,525	76,624	13,287	43,272
Income tax expense	(1,176)	(656)	(1,604)	(1,352)

Net income	92,349	75,968	11,683	41,920
Less: Net loss attributable to redeemable noncontrolling interests	(1,241)	(3,142)	(1,404)	(3,655)
Less: Net loss attributable to nonredeemable noncontrolling interests	(551)	(2,489)	(1,073)	(3,812)

Net income attributable to The Madison Square Garden Company’s stockholders	$94,141	$81,599	$14,160	$49,387

Basic earnings per common share attributable to The Madison Square Garden Company’s stockholders	$3.94	$3.43	$0.59	$2.08
Diluted earnings per common share attributable to The Madison Square Garden Company’s stockholders	$3.93	$3.42	$0.59	$2.07
Basic weighted-average number of common shares outstanding	23,913	23,777	23,870	23,742
Diluted weighted-average number of common shares outstanding	23,979	23,840	23,977	23,860

THE MADISON SQUARE GARDEN COMPANY

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Operating income (loss)	$80,842	$78,277	$(8,476)	$27,492
Share-based compensation	16,694	20,215	33,585	30,404
Depreciation and amortization (1)	28,211	30,166	57,202	59,856
Other purchase accounting adjustments	1,164	1,735	3,496	2,748

Adjusted operating income	$126,911	$130,393	$85,807	$120,500

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended December 31,
	2019	2018	% Change
MSG Entertainment	$312,692	$316,514	(1)%
MSG Sports	316,466	315,843	—%
Inter-segment eliminations	(353)	(170)	NM

The Madison Square Garden Company Total	$628,805	$632,187	(1)%

	Six Months Ended December 31,
	2019	2018	% Change
MSG Entertainment	$471,699	$479,467	(2)%
MSG Sports	372,500	371,195	—%
Inter-segment eliminations	(612)	(340)	NM

The Madison Square Garden Company Total	$843,587	$850,322	(1)%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended December 31,			Three Months Ended December 31,
	2019	2018	% Change	2019	2018	% Change
MSG Entertainment	$95,534	$93,274	2%	$103,552	$101,003	3%
MSG Sports	49,168	41,832	18%	55,298	48,634	14%
Corporate and Other	(59,573)	(49,628)	(20)%	(31,939)	(19,244)	(66)%
Purchase accounting adjustments	(4,287)	(7,201)	40%	—	—	NM

The Madison Square Garden Company Total	$80,842	$78,277	3%	$126,911	$130,393	(3)%

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Six Months Ended December 31,			Six Months Ended December 31,
	2019	2018	% Change	2019	2018	% Change
MSG Entertainment	$92,982	$94,991	(2)%	$109,790	$110,043	—%
MSG Sports	28,938	37,706	(23)%	41,638	49,222	(15)%
Corporate and Other	(120,435)	(92,995)	(30)%	(65,621)	(38,765)	(69)%
Purchase accounting adjustments	(9,961)	(12,210)	18%	—	—	NM

The Madison Square Garden Company Total	$(8,476)	$27,492	NM	$85,807	$120,500	(29)%

NM — not meaningful

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31, 2019	June 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$1,000,103	$1,086,372
Restricted cash	43,001	31,529
Short-term investments	113,020	108,416
Accounts receivable, net	130,890	96,856
Net related party receivables	1,750	1,483
Prepaid expenses	65,350	45,150
Other current assets	51,055	43,303

Total current assets	1,405,169	1,413,109
Investments and loans to nonconsolidated affiliates	63,241	84,560
Property and equipment, net of accumulated depreciation and amortization of $815,032 and $766,065 as of December 31, 2019 and June 30, 2019, respectively	1,576,117	1,380,392
Right-of-use lease assets	241,833	—
Amortizable intangible assets, net	167,601	220,706
Indefinite-lived intangible assets	176,485	176,485
Goodwill	392,513	392,513
Other assets	58,596	95,786

Total assets	$4,081,555	$3,763,551

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

(Unaudited)

	December 31, 2019	June 30, 2019
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$41,602	$25,009
Net related party payables, current	28,738	19,048
Current portion of long-term debt, net of deferred financing costs	4,792	6,042
Accrued liabilities:
Employee related costs	115,184	137,660
Other accrued liabilities	259,430	211,403
Operating lease liabilities, current	51,206	—
Collections due to promoters	60,815	67,212
Deferred revenue	308,238	293,410

Total current liabilities	870,005	759,784
Related party payables, noncurrent	—	172
Long-term debt, net of deferred financing costs	31,160	48,556
Operating lease liabilities, noncurrent	189,978	—
Defined benefit and other postretirement obligations	33,255	41,318
Other employee related costs	72,670	62,015
Deferred tax liabilities, net	79,780	79,098
Other liabilities	59,807	66,221

Total liabilities	1,336,655	1,057,164

Commitments and contingencies
Redeemable noncontrolling interests	66,223	67,627
The Madison Square Garden Company Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,357 and 19,229 shares outstanding as of December 31, 2019 and June 30, 2019, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of December 31, 2019 and June 30, 2019	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of December 31, 2019 and June 30, 2019	—	—
Additional paid-in capital	2,833,867	2,845,961
Treasury stock, at cost, 1,090 and 1,219 shares as of December 31, 2019 and June 30, 2019, respectively	(185,893)	(207,790)
Retained earnings	43,163	29,003
Accumulated other comprehensive loss	(33,070)	(46,923)

Total The Madison Square Garden Company stockholders’ equity	2,658,316	2,620,500
Nonredeemable noncontrolling interests	20,361	18,260

Total equity	2,678,677	2,638,760

Total liabilities, redeemable noncontrolling interests and equity	$4,081,555	$3,763,551

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended December 31,
	2019	2018
Net cash provided by operating activities	$111,172	$28,519
Net cash used in investing activities	(143,913)	(15,878)
Net cash used in financing activities	(43,749)	(18,081)
Effect of exchange rates on cash, cash equivalents and restricted cash	1,693	398

Net decrease in cash, cash equivalents and restricted cash	(74,797)	(5,042)
Cash, cash equivalents and restricted cash at beginning of period	1,117,901	1,256,620

Cash, cash equivalents and restricted cash at end of period	$1,043,104	$1,251,578